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                                                                  Exhibit 10.159

                             RMI Enterprises, LLC
                           North Las Vegas, NV 89030
                      Tel: 702-657-1500; Fax 702-657-1411

                               February 8, 2002


PRIVATE AND CONFIDENTIAL
------------------------
Bradley E. Larson, President and Chief Executive Officer
Meadow Valley Corporation
4411 South 40th St., Suite D-11
Phoenix, Arizona 85040

Dear Mr. Larson:

     This letter will serve as a non-binding (except as set forth in paragraph 16 below) expression of intent to acquire all of the capital stock and business of Ready Mix, Inc., a Nevada corporation ("Ready Mix"), and wholly-owned subsidiary of Meadow Valley Corporation, a Nevada corporation ("Seller"), on the following principal terms and conditions:

          1. The purchaser will be RMI Enterprises, LLC, a Nevada limited liability company or one of its affiliates ("Purchaser"). Purchaser and such affiliate, if any, will be owned by Stuart R. Engs, Jr. or an entity or entities wholly owned by Stuart R. Engs, Jr. ("Purchaser's Owner") and are not, and at Closing will not be, directly or indirectly controlled by, or under common control with any person or entity other than Purchaser's Owner.

          2. Purchaser will acquire all of the capital stock ("Stock") of Ready Mix, free and clear of all claims and encumbrances of any kind as of the "Closing" (defined below in paragraph 10), and Ready Mix shall own free and clear of any claim by Seller following the Closing, without limitation, all of the following: (a) all current assets listed on Ready Mix's balance sheet as of November 30, 2001 as heretofore delived to Purchaser (the "November Balance Sheet") consisting of cash, accounts receivable, inventories of raw material, work in progress, finished goods and supplies, prepaid expenses and other current assets; (b) all property and equipment consisting of land and buildings; furniture; fixtures, trucks and other equipment; construction in progress; and intellectual property rights owned by Ready Mix (and by Seller relating solely to Ready Mix) and necessary for the business of Ready Mix, all as listed on Ready Mix's November Balance Sheet; (c) all business records including without limitation computer files, software, customer records and telephone numbers; (d) all interests as lessee in operating leases and assets covered thereby which are required to be disclosed in connection with the November Balance Sheet in accordance with generally accepted accounting principles; (e) all licenses, permits and operating rights; (f) all refundable deposits; and (g) all contracts and contract rights.

          3. The consideration to be provided by Purchaser for Stock, and for Seller's non-competition covenant referred to in paragraph 7, will be Purchaser's undertaking to cause Ready Mix to repay to Seller in cash at Closing an amount (the "Intercompany Prepayment Amount") in complete discharge of all inter-company debt owing from Ready Mix to Seller. Subject to adjustment as noted below in this paragraph

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Letter of Intent - Sale of Ready Mix, Inc.
February 8, 2002
Page 2


     3, the Intercompany Prepayment Amount shall be Four Million One Hundred One Thousand Four Hundred Thirty-Four Dollars ($4,101,434). The Intercompany Prepayment Amount represents the amount agreed to by the parties working off the November Balance Sheet after applying certain adjustments which will be set forth specifically on an attachment to the definitive stock purchase agreement referred to in paragraph 16. The Intercompany Prepayment Amount shall be (a) increased by the amount, if any, that assets set forth on the November Balance Sheet are less, and/or the liabilities are greater, than the respective assets and liabilities set forth on Ready Mix's balance sheet as of the Closing Date (which shall be prepared in accordance with the same accounting principles as, and in a manner consistent with, those of the November Balance Sheet)("Closing Balance Sheet"); and (b) decreased by the amount, if any, that assets set forth on the November Balance Sheet are greater, and/or the liabilities are less, than the respective assets and liabilities set forth on the Closing Balance Sheet.

          4. The Intercompany Prepayment Amount shall be paid by Ready Mix in cash to Seller at Closing, out of funds provided by Purchaser, by cashier's check or wire transfer of immediately available funds.

          5. Purchaser's acquisition of the Stock notwithstanding, Seller will indemnify and defend Purchaser from and against, and Ready Mix and Purchaser shall not be obligated with respect to, any liabilities of Seller and Ready Mix which are not reflected on the November Balance Sheet or in the notes thereto or incurred prior to Closing in the ordinary course of business (including, without limitation, liabilities for federal, state and local taxes and any liabilities relating to environmental laws), all of which shall be assumed by Seller. General real and personal property taxes for the current year relating to Ready Mix shall be prorated as of the Closing Date for purposes of the Closing Balance Sheet. If the Closing occurs before the tax rate is fixed for the current year, the apportionment of taxes shall be upon the basis of the tax rate for the immediately preceding year applied to the latest assessed valuation of Ready Mix's assets.

          6. Seller shall make reasonable efforts to assist Purchaser and Ready Mix in collecting for the account of Ready Mix and Purchaser the accounts receivable of Ready Mix which arose prior to the Closing Date and shall promptly remit to Purchaser any such amounts received by Seller in a manner to be negotiated. Any amounts received by Ready Mix and Purchaser from parties that owe accounts receivable to Seller or Ready Mix with respect to the period prior to the Closing and accounts receivable to Purchaser concerning the period after the Closing shall be applied to the invoice specified by the paying party, but if no invoice is specified such amounts will be applied on a first-in, first-out basis based on the date of the invoice.

          7. The definitive stock purchase agreement referred to in paragraph 16 below, will be entered into between Purchaser and Seller governing the transaction contemplated hereby ("Transaction") and will contain customary representations and warranties, covenants (including a non-competition covenant by Seller

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Letter of Intent - Sale of Ready Mix, Inc.
February 8, 2002
Page 3


     covering the business of Ready Mix, throughout the geographic region currently covered by Seller and Ready Mix for a period of five years following the Closing), indemnities and conditions, and a post-Closing price adjustment, mechanism, all on terms to be acceptable to the parties. Seller's faithful performance of its indemnification covenants shall be partially secured by a hold-back of a $300,000 portion of the Intercompany Prepayment Amount to be placed into a mutually agreed-upon interest-bearing escrow at Closing. The holdback will be released automatically to Seller on December 31, 2002 to the extent that the escrow has not been encumbered by properly noticed claims, if any, asserted by Purchaser in accordance with the terms of the stock purchase agreement. The stock purchase agreement shall set forth the allocation of the Intercompany Prepayment Amount between (a) satisfaction of intercompany debt and (b) Seller's non-competition covenant.

          8. Seller and Ready Mix will give Purchaser and its attorneys, accountants, consultants, and other authorized representatives, an opportunity to examine all of the properties and records of Ready Mix and properties and records of Seller attributable primarily to Ready Mix (for inspection and copying) for the period ending 30 days after the execution of this letter by Purchaser or ending on any earlier date when the definitive stock purchase agreement is executed. Additional due diligence investigation may be necessary only on a basis, and for a period, to be mutually agreed upon between Purchaser and Seller. In addition, promptly upon the execution of this letter, Purchaser may, upon Purchaser's request, retain an acceptable environmental consultant to conduct an environmental audit of the real property owned or occupied, or both, by Ready Mix. The fees and expenses of such consultant shall be borne by Purchaser.

          9. From the date of this letter through the earlier of (i) the date on which Purchaser notifies Seller in writing that Purchaser has elected not to proceed with the Transaction, which Purchaser or Seller may determine to do in its respective sole and absolute discretion, and (ii) the period specified above in paragraph 8, Seller shall not, and shall not permit any of its representatives, officers or directors or other authorized representatives or agents to, directly or indirectly, encourage, solicit, initiate, conduct or continue discussions or negotiations with, or provide any information to, any other entity or person concerning a sale of Ready Mix, whether through a sale of stock, assets or business or a merger, consolidation or other business combination (collectively, an "Acquisition Transaction"); provided, however, that, in response to a wholly unsolicited request from a third party with respect to an Acquisition Transaction, Seller may furnish information concerning its business, properties or assets to such third party if (a) in such case outside counsel to Seller or to Seller's board of directors advises Seller's board of directors that in the exercise of the fiduciary responsibilities of the members of Seller's board of directors such information should be provided to such third party; and (b) Seller promptly informs Purchaser of any inquiry (including the terms thereof) which Seller may receive in respect of an Acquisition Transaction.

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Letter of Intent - Sale of Ready Mix, Inc.
February 8, 2002
Page 4

     10. The Closing of the Transaction under the definitive stock purchase agreement ("Closing") shall take place as soon as practicable after the completion of the due diligence investigation referred to in paragraph 8.

     11. (a)    Purchaser's obligations under the definitive stock purchase agreement to consummate the Closing will be subject to customary conditions including, without limitation, the conditions that:

         (i) Bob Morris shall have entered into a two-year non-competition agreement in favor of Purchaser and its successors and assigns preventing Mr. Morris from engaging in the business of manufacturing or sales of concrete or aggregates other than in connection with Seller's operation of
     (a) its existing Prescott pit aggregate operations only to the extent consistent with past practices, and (b) its own site-specific batch plants located on Seller's or its subsidiaries' construction job sites solely for the purpose of providing concrete to Seller and its subcontractors for use on its own job sites. In consideration of the execution and delivery of the non-competition agreement by Mr. Morris, Purchaser shall pay consideration to Mr. Morris on terms to be specified therein.

         (ii) Purchaser shall have completed (with results acceptable to Purchaser in its sole discretion) its financial and other due diligence investigations (including (i) an examination verifying Ready Mix's November Balance Sheet and Closing Balance Sheet, (ii) inspection of the condition of Ready Mix's plant, machinery and equipment, and (iii) an environmental inspection, including the audit referred to in paragraph 8); and

         (iii) Purchaser shall have received a qualified opinion of Seller's Nevada counsel to the effect that no legal impediment exists to, or required consents or approvals which have not been obtained are required for, Seller's and Ready Mix's consummation of the Transaction.

     (b) Seller's obligations under the definitive stock purchase agreement to consummate the Closing shall be subject to customary conditions including, without limitation, the conditions that:

          (i) a reputable recognized investment banking firm selected by Seller shall have rendered an opinion to the board of directors of Seller as to the fairness of the Transaction to Seller and its shareholders from a financial point of view;

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Letter of Intent - Sale of Ready Mix, Inc.
February 8, 2002
Page 5



                    (ii) all pending litigation against Seller and its directors brought by Silver State Materials Corp. ("SSMC") and Cyrus W. Spurlino shall have been dismissed with prejudice; and

                    (iii) at Closing, all shares of common stock, par value $0.001 per share, in Seller ("Shares"), beneficially owned by SSMC (consisting of 512,300 Shares) and all Shares beneficially owned by Mr. Spurlino (consisting of 47,800 Shares) shall have been surrendered to Seller.

               (c) Seller's, Ready Mix's and Purchaser's obligations under the definitive stock purchase agreement to consummate the Closing shall be subject to other customary conditions, including, without limitation, the following:

                    (i) Seller and Purchaser shall be satisfied with the results of the environmental inspection, if any, performed by the consultant referred to in paragraph 8;

                    (ii) The respective boards of directors of Seller and Purchaser shall have approved the Transaction; and

                    (iii) No litigation shall be pending seeking to enjoin the Transaction.

               12. Each party agrees to consult with the other before issuing any press releases or otherwise making any public statement with respect to the Transaction and no party shall issue any press release or make any such public statement without the prior consent of the other except to the extent Seller is required by law to do so.

               13. Except as expressly contemplated by this letter, Seller will operate its business and that of Ready Mix prior to the Closing in the normal and ordinary course consistent with past practices.

               14. Except as otherwise provided by this letter, Purchaser and Seller shall each pay its own fees and expenses incurred in connection with the Transaction.

               15. Purchaser shall maintain confidentiality of all information received from Seller and/or Ready Mix in connection with the Transaction except (i) information in the public domain or independently received from a third party with a right to disclose this information or (ii) to the extent that disclosure is required by law. If the Transaction is not consummated, Purchaser shall promptly return to Seller and/or Ready Mix all documents and other written material received by Purchaser in connection with the Transaction and shall not retain any copies or summaries thereof.

               16. Except as set forth in paragraphs 8, 9, 12, 14, 15 and this 16, this letter represents an expression of intent only. Accordingly, neither Purchaser, Seller nor Ready Mix will be bound by any terms of this letter other than paragraphs 8, 9, 12, 14, 15 and
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Letter of Intent - Sale of Ready Mix, Inc.
February 8, 2002
Page 6


     this 16. Instead, a definitive stock purchase agreement between the parties will be prepared by Purchaser for the Transaction in form approved by the parties. Such definitive agreement will be the definitive agreement between the parties. Unless the definitive agreement is entered into (regardless of the reason for it not so having been entered into), neither Purchaser, Seller nor Ready Mix shall be under any obligation to the others irrespective of any negotiations, agreements or undertakings between, or actions taken by, such parties, except for paragraphs 8, 9, 12, 14, 15, and this 16.

     If this letter correctly sets forth our mutual intent, please so indicate by signing this letter and the enclosed copy and returning the copy to the undersigned.
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Letter of Intent - Sale of Ready Mix, Inc.
February 8, 2002
Page 7

                                     Very truly yours,

                                     RMI Enterprises, LLC

                                     By: /s/ Stuart R. Engs
                                        ---------------------------------
                                        Stuart R. Engs, Jr., Manager

ACCEPTED AND AGREED TO
AS OF FEBRUARY 14, 2002:

SELLER:
------
MEADOW VALLEY CORPORATION

By:    /s/ Bradley E. Larson
   ---------------------------------------
     Bradley E. Larson
     President and Chief Executive Officer

APPROVED:

Ready Mix:
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READY MIX, INC.

By:    /s/ Bradley E. Larson
   ---------------------------------------
     Bradley E. Larson
     Executive Vice President